MASTER PLAN AND AGREEMENT OF DISTRIBUTION

                             PURSUANT TO RULE 12b-1

                             (INVESTOR CLASS SHARES)



      THIS AGREEMENT made as of the 1st day of June, 2000, by and between each registered investment company referenced in Schedule A, each a Maryland corporation (each individually referred to as "Company"), with respect to the Investor Class shares ("Investor Class Shares") of the common stock of the Company allocated to each series set forth on Schedule A to this Agreement (the "Funds") (each series referred to herein individually as a "Fund," or collectively, the "Funds"), and INVESCO DISTRIBUTORS, INC., a Delaware corporation ("INVESCO").

      WHEREAS, the Company engages in business as an open-end management investment company, and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

      WHEREAS, the Company desires to finance the distribution of its Investor class shares in accordance with this Plan and Agreement of Distribution pursuant to Rule 12b-1 under the Act (the "Plan and Agreement"); and

      WHEREAS, INVESCO desires to be retained to perform services in accordance with such Plan and Agreement and on said terms and conditions; and

      WHEREAS, this Plan and Agreement has been approved by a vote of the board of directors of the Company, including a majority of the directors who are not interested persons of the Company, as defined in the Act, and who have no direct or indirect financial interest in the operation of this Plan and Agreement (the "Disinterested Directors") cast in person at a meeting called for the purpose of voting on this Plan and Agreement;

      NOW, THEREFORE, the Company hereby adopts the Plan set forth herein and the Company and INVESCO hereby enter into this Agreement pursuant to the Plan in accordance with the requirements of Rule 12b-1 under the Act, and provide and agree as follows:

     1. The Plan is defined as those provisions of this document by which the Company adopts a Plan pursuant to Rule 12b-1 under the Act and authorizes payments as described herein. The Agreement is defined as those provisions of this document by which the Company retains INVESCO to provide distribution services for Investor Class Shares beyond those required by the Underwriting Agreement between the parties, as are described herein. The Company may retain the Plan notwithstanding termination of the Agreement. Termination of the Plan will automatically terminate the Agreement. The Company is hereby authorized to utilize certain assets of the Company to finance certain activities in connection with distribution of the Company's Investor Class Shares.

     2. Subject to the supervision of the board of directors, the Company hereby retains INVESCO to promote the distribution of the Investor Class Shares of the Company by providing services and engaging in activities beyond those specifically required by the Distribution Agreement between the Company and INVESCO and to provide related services. The activities and services to be provided by INVESCO hereunder shall include one or more of the following: (a) the payment of compensation (including trail commissions and incentive compensation) to securities dealers, financial institutions and other organizations, which may include INVESCO- affiliated companies, that render distribution and administrative services in connection with the distribution of the Company's Investor Class Shares; (b) the printing and distribution of reports and prospectuses for the use of potential investors in the Company; (c) the preparing and distributing of sales literature; (d) the providing of advertising and engaging in other promotional activities, including direct mail solicitation, and television, radio, newspaper and other media advertisements; and (e) the providing of such other services and activities as may from time to time be agreed upon by the Company. Such reports and prospectuses, sales literature, advertising and promotional activities and other services and activities may be prepared and/or conducted either by INVESCO's own staff, the staff of INVESCO-affiliated companies, or third parties.

     3. INVESCO hereby undertakes to use its best efforts to promote sales of Investor Class Shares of the Company by engaging in those activities specified in Paragraph 2 above as may be necessary and as it from time to time believes will best further sales of such Shares.

     4. The Company is hereby authorized to expend, out of its assets, on a monthly basis, and shall pay INVESCO to such extent, to enable INVESCO at its discretion to engage over a rolling twelve-month period (or the rolling twenty-four month period specified below) in the activities and provide the services specified in Paragraph 2 above, an amount computed at an annual rate of 0.25 of 1% of the average daily net assets attributable to the Investor Class Shares of the Company during the month. INVESCO shall not be entitled hereunder to payment for overhead expenses (overhead expenses defined as customary overhead NOT including the costs of INVESCO's personnel whose PRIMARY responsibilities involve marketing of the INVESCO Funds). Payments by the Company hereunder, for any month, may be used to compensate INVESCO for: (a) activities engaged in and services provided by INVESCO during the rolling twelve-month period in which that month falls, or (b) to the extent permitted by applicable law, for any month during the first twenty-four months following the Company's commencement of operations, activities engaged in and services provided by INVESCO during the rolling twenty-four month period in which that month falls, and any obligations incurred by INVESCO in excess of the limitation described above shall not be paid for out of Company assets. The Company shall not be authorized to expend, for any month, a greater percentage of its assets to pay INVESCO for activities engaged in and services provided by INVESCO during the rolling twenty-four month period referred to above than it would otherwise be authorized to expend out of its assets to pay INVESCO for activities engaged in and services provided by INVESCO during the rolling twelve-month period referred to above. However, INVESCO Combination Stock & Bond Funds, Inc., INVESCO Bond Funds, Inc., and INVESCO Stock Funds, Inc., are not authorized to expend, for any month, a greater percentage of their assets to pay INVESCO for activities engaged in and services provided by INVESCO pursuant to the Plan and Agreement than they would otherwise have been authorized to expend out of their assets to reimburse INVESCO for expenditures incurred by INVESCO pursuant to the Plan and Agreement as it existed prior to February 5, 1997. No payments will be made by a Company hereunder after the date of termination of the Plan and Agreement.

     5. To the extent that obligations incurred by INVESCO out of its own resources to finance any activity primarily intended to result in the sale of Investor Class Shares of the Company, pursuant to this Plan and Agreement or otherwise, may be deemed to constitute the indirect use of Company assets, such indirect use of Company assets is hereby authorized in addition to, and not in lieu of, any other payments authorized under this Plan and Agreement.

     6. The Treasurer of INVESCO shall provide to the board of directors of the Company, at least quarterly, a written report of all moneys spent by INVESCO on the activities and services specified in Paragraph 2 above pursuant to the Plan and Agreement. Each such report shall itemize the activities engaged in and services provided by INVESCO to a Company as authorized by the penultimate sentence of Paragraph 4 above. Upon request, but no less frequently than annually, INVESCO shall provide to the board of directors of the Company such information as may reasonably be required for it to review the continuing appropriateness of the Plan and Agreement.

     7. This Plan and Agreement shall become effective immediately, since the predecessor Plans and Agreements for each Company and/or series thereof had already been approved by a vote of a majority of the outstanding voting securities, as defined in the Act, of the Investor Class Shares of each Company, and shall continue in effect until May 30, 2001, unless terminated as provided below. Thereafter, the Plan and Agreement shall continue in effect from year to year, provided that the continuance of each is approved at least annually by a vote of the board of directors of the Company, including a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such continuance. The Plan may be terminated at any time with respect to a Company and/or any one or more series thereof, without penalty, by the vote of a majority of the
          Disinterested Directors or by the vote of a majority of the outstanding voting securities of the Investor Class Shares of the Company or any series, as applicable. INVESCO, or the Company, by vote of a majority of the Disinterested Directors or of the holders of a majority of the outstanding voting securities of the Investor Class Shares of the Company or series, as applicable, may terminate the Agreement under this Plan, without penalty, upon thirty (30) days' written notice to the other party. In the event that neither INVESCO nor any affiliate of INVESCO serves the Company as investment adviser, the agreement with INVESCO pursuant to this Plan shall terminate at such time. The board of directors may determine to approve a continuance of the Plan, but not a continuance of the Agreement, hereunder.

     8. So long as the Plan remains in effect, the selection and nomination of persons to serve as directors of the Company who are not "interested persons" of the Company shall be committed to the discretion of the directors then in office who are not "interested persons" of the Company. However, nothing contained herein shall prevent the participation of other persons in the selection and nomination process, provided that a final decision on any such selection or nomination is within the discretion of, and approved by, a majority of the directors of the Company then in office who are not "interested persons" of the Company.

     9. This Plan may not be amended to increase the amount to be spent by the Company hereunder without approval of a majority of the outstanding voting securities of the Investor Class Shares of the Company or series, as applicable. All material amendments to the Plan and to the Agreement must be approved by the vote of the board of directors of the Company, including a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendment.

     10. To the extent that this Plan and Agreement constitutes a Plan of Distribution adopted pursuant to Rule 12b-1 under the Act it shall remain in effect as such, so as to authorize the use by the Company of its assets in the amounts and for the purposes set forth herein, notwithstanding the occurrence of an "assignment," as defined by the Act and the rules thereunder. To the extent it constitutes an agreement with INVESCO pursuant to a plan, it shall terminate automatically in the event of such "assignment." Upon a termination of the agreement with INVESCO, the Company may continue to make payments pursuant to the Plan only upon the approval of a new agreement under this Plan and Agreement, which may or may not be with INVESCO, or the adoption of other arrangements regarding the use of the amounts authorized to be paid by the a Company and its series hereunder, by the Company's board of directors in accordance with the procedures set forth in Paragraph 7 above.

     11. The Company shall preserve copies of this Plan and Agreement and all reports made pursuant to Paragraph 6 hereof, together with minutes of all board of directors meetings at which the adoption, amendment or continuance of the Plan were considered (describing the factors considered and the basis for decision), for a period of not less than six (6) years from the date of this Plan and Agreement, or any such reports or minutes, as the case may be, the first two years in an easily accessible place.

     12. This Plan and Agreement shall be construed in accordance with the laws of the State of Colorado and applicable provisions of the Act. To the extent the applicable laws of the State of Colorado, or any provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Plan and Agreement on the day above first above written.

                                 INVESCO BOND FUNDS, INC.
                                 INVESCO COMBINATION STOCK & BOND FUNDS, INC.
                                 INVESCO INTERNATIONAL FUNDS, INC.
                                 INVESCO SECTOR FUNDS, INC.
                                 INVESCO STOCK FUNDS, INC.


                                 By: /s/ Mark H. Williamson
                                 --------------------------
                                 Mark H. Williamson, President

ATTEST:

/s/ Glen A. Payne
-----------------
Glen A. Payne, Secretary

                                 INVESCO DISTRIBUTORS, INC.


                                 By: /s/ Ronald L. Grooms
                                 ------------------------
                                 Ronald L. Grooms, Senior Vice President
ATTEST:

/s/ Glen A. Payne
-----------------
Glen A. Payne, Secretary

                                   SCHEDULE A

                                       TO

        MASTER PLAN AND AGREEMENT OF DISTRIBUTION PURSUANT TO RULE 12B-1
                                (INVESTOR CLASS)

REGISTERED INVESTMENT COMPANY                 FUNDS
--------------------------------------------------------------------------------

INVESCO Bond Funds, Inc.                      High Yield Fund
                                              Select Income Fund
                                              Tax-Free Bond Fund
                                              U.S. Government Securities Fund

INVESCO Combination Stock & Bond Funds, Inc.  Balanced Fund
                                              Core Equity Fund(3)
                                              Total Return Fund

INVESCO Counselor Series Funds, Inc.          Mid-Cap Growth Fund(5)

INVESCO International Funds, Inc.(1)          European Fund
                                              International Blue Chip Value Fund

INVESCO Sector Funds, Inc.                    Energy Fund
                                              Financial Services Fund
                                              Gold & Precious Metals Fund(4)
                                              Health Sciences Fund
                                              Leisure Fund
                                              Real Estate Opportunity Fund
                                              Technology Fund
                                              Telecommunications Fund
                                              Utilities Fund

INVESCO Stock Funds, Inc.                     Dynamics Fund
                                              Endeavor Fund
                                              Growth Fund(2)
                                              Growth & Income Fund
                                              Small Company Growth Fund
                                              S&P 500 Index Fund
                                              Value Equity Fund

(1) Amended to reflect the liquidation and termination of European and Latin American Growth Funds on November 28, 2000.
(2) On October 19, 2001 the name of the Blue Chip Growth Fund was changed to Growth Fund.
(3) On March 29, 2002 the name of the Equity Income Fund was changed to Core Equity Fund.
(4) On July 31, 2002, the name of Gold Fund was changed to Gold & Precious Metals Fund.
(5) Amended on August 30, 2002.